CareTrust REIT Announces the Planned Retirement of Bill Wagner and Names Derek Bunker CFO Successor

SAN CLEMENTE, Calif., September 23, 2025 (BUSINESS WIRE) -- CareTrust REIT, Inc. (NYSE:CTRE) (“CareTrust” or the “Company”) announced today that William M. Wagner, the Company’s Chief Financial Officer and Treasurer, plans to retire in early 2026. Derek Bunker, who currently serves as the Company’s Senior Vice President of Strategy and Investor Relations, is expected to succeed Mr. Wagner as Chief Financial Officer effective January 1, 2026.
“Bill has been an instrumental leader from day one, guiding our finance and capital market efforts through more than a decade of growth and transformation,” said Dave Sedgwick, CareTrust’s President and Chief Executive Officer. “His financial acumen and steady leadership helped shape CareTrust into the strong and resilient organization it is today. Under his guidance, we built a strong balance sheet while deploying record amounts of capital, developed a talented accounting team, and put the Company on solid footing for the years ahead. On behalf of the Board, management team and employees, I want to sincerely thank Bill for his dedication and many contributions and wish him well in his well-deserved retirement.”
Reflecting on his tenure, Mr. Wagner said, “It has been a privilege to help steer CareTrust for over a decade. I am incredibly proud of what we’ve accomplished together and deeply grateful to Dave, the Board, and my colleagues for their partnership along the way. As I step into retirement, I know the finance team is in great hands with Derek, and I look forward to watching CareTrust continue to succeed.”
Mr. Bunker has over a decade of healthcare leadership experience from his time as the Vice President of Acquisitions and Business Legal Affairs at The Ensign Group and more recently as Chief Investment Officer and Executive Vice President at The Pennant Group, where he developed a deep understanding of the senior care and healthcare real estate industries. “Derek joined CareTrust this year to help lead the successful acquisition of the Care REIT portfolio in the UK, but we’ve known and worked with him for many years. His background spanning finance, investments, capital markets, investor relations, and seniors housing and skilled nursing operations gives him a well-rounded perspective that aligns closely with CareTrust’s mission and strategy and gives us confidence that he is the right leader for the next era of growth,” said Mr. Sedgwick.
As part of the CFO transition plan, Lauren Beale, the Company’s Chief Accounting Officer, will assume expanded responsibilities, further strengthening the leadership bench.

About CareTrust REITTM
CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, seniors housing and other healthcare-related properties. With a portfolio of long-term net-leased properties spanning the United States and United Kingdom, and a growing portfolio of quality operators leasing them, CareTrust REIT is pursuing both external and organic growth opportunities across the United States and internationally. More information about CareTrust REIT is available at www.caretrustreit.com.

IR Contact
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com